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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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        Date of Report (Date of Earliest Event Reported): APRIL 29, 2003

                               EB2B COMMERCE, INC.
               (Exact Name of Registrant as Specified in Charter)


  NEW JERSEY                    0-10039               22-2267658
(State or Other               (Commission            (I.R.S. Employer
 Jurisdiction of               File Number)           Identification Number)
 Incorporation)

      665 BROADWAY, NEW YORK, NEW YORK                                  10012
    (Address of Registrant's Principal Executive Offices)             (Zip Code)

                                 (212) 477-1700
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

         On April 29, 2003, eB2B Commerce, Inc. (the "Company") received the balance of the proceeds held in escrow in connection with the Company's prior financing (the "Financing") which initially closed in July 2002. All subscription proceeds from the Financing, aggregating $1,200,000, were initially held in escrow pursuant to the Escrow Agreement by and between the Company and the escrow agent (the "Escrow Agreement") and thereafter released as follows:
$350,000 was released to the Company upon the initial closing of the Financing on July 15, 2002, $275,000 was released to the Company on September 11, 2002, $275,000 was released to the Company on November 4, 2002, and the balance of the proceeds held in escrow was released to the Company on April 29, 2003 as set forth above. As a result of the Financing, the Company has issued an aggregate of $1,200,000 principal amount of five-year 7% senior subordinated secured convertible notes.

         The release of funds from escrow triggered anti-dilution provisions affecting the conversion price of certain notes issued in the Company's private placement in January 2002, Series B preferred stock and Series C preferred stock and the exercise price of and number of shares issuable under various outstanding warrants.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 29, 2003


                                           eB2B Commerce, Inc.


                                           By: /s/ Richard S. Cohan
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                                              Name:  Richard S. Cohan
                                              Title: Chief Executive Officer and
                                                     President